Exhibit 10.31

EXECUTION COPY

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”.

SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AMENDMENT NO. 1 TO

LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”) dated as of April 4th, 2019 (the “Amendment Date”), is entered into between REGENERON PHARMACEUTICALS, INC., a New York corporation (“Regeneron”), with a place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and ADICET BIO, INC. , a Delaware corporation (“Adicet”), with a place of business at 200 Constitution Drive, Menlo Park, California 94025 (with each of Regeneron and Adicet referred to herein individually as a “Party” and collectively as the “Parties”).:

A. The Parties entered into the License and Collaboration Agreement dated as of July 29, 2016 (the “Agreement”). All terms used, but not defined, herein shall have the respective meanings set forth in the Agreement.

B. The parties now desire to amend the Agreement in certain respects on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereby amend the Agreement and otherwise agree as follows:

1. Amendments.

1.1 Section 1.48 of the Agreement is amended and restated to read in full as follows:

1.48 “Competing Product” shall mean with respect to a Collaboration Target , an ICP [***] (i) that comprises at least [***] human immune gamma delta T cells, and that contains a Targeting Moiety that Binds to such Collaboration Target, but (ii) that is not a Co-Funded Product or a Royalty Product.

1.2 Section 1.92 of the Agreement is amended to add the following sentence immediately following the end thereof:

Mice Derived Adicet Targeting Moiety additionally shall include a Targeting Moiety (x)(i) that Binds to a Target that becomes a Terminated Target pursuant to clause (i) of Section 4.1(f); but only if Adicet has designated an ICP comprising such Targeting Moiety as a clinical product candidate meeting the candidate declaration criteria set forth on Schedule 7 and has requested a meeting with a Regulatory Authority regarding such

ICP before such Collaboration Target becomes a Terminated Target, and (ii) that was transferred by Regeneron to Adicet in the course of the Research Program with respect to such Target and was actually incorporated into such clinical product candidate; or (y) that is a derivative, fragment or modification of a molecule described in the foregoing subclause (x) made by or on behalf of Adicet and Binds to the same Terminated Target as the molecule described in subclause (x).

1.3 Section 1.140(a) of the Agreement is amended and restated as follows:

(a) With respect to each Adicet Royalty Product or Mice Derived Adicet ICP Product incorporating a Mice Derived Adicet Targeting Moiety covered by the second sentence of Section 1.92 (and for clarity, Section 1.140(d) shall not apply), in each country, the period commencing on the First Commercial Sale of such Adicet Royalty Product in such country and continuing until the later of (i) the expiration of the last Valid Claim Covering [***] such Adicet Royalty Product included in the Patent Rights comprising Adicet Product IP or the Patent Right licensed by Regeneron to Adicet in accordance with Section 5.1, or (ii) twelve (12) from the First Commercial Sale of such Adicet Royalty Product in such country;

1.4 Section 2.2(b) of the Agreement is amended and restated to read in full as follows:

(b) Regeneron may, by written notice to Adicet given at any time after [***], terminate the Research Program in its entirety and end all performance of the Research Plan Activities, in each case upon at least [***] advance written notice.

1.5 Section 2.2(d) of the Agreement is deleted in its entirety.

1.6 Section 2.5(d) of the Agreement is deleted in its entirety.

1.7 Section 2.5(e)(ii) of the Agreement is amended and restated to read in full as follows:

(ii) Rejected Targets. If a Party does not agree to include a Target nominated by the other Party as a Collaboration Target within [***] after such Target is nominated in writing by the other Party, then such rejected Target shall be subject to the exclusivity restrictions set forth in Section 4.1(d) or Section 4.1(e) (as applicable).

1.8 Section 4.1(d)(i) of the Agreement is amended to remove the words “or Evaluation Target”.

1.9 Section 4.1(d)(ii) of the Agreement is amended to remove the words “or Evaluation Target”.

1.10 Section 4.1(e) of the Agreement is amended to remove the words “or Evaluation Target”.

1.11 Section 5.1(a)(ii) is amended to add the following sentence immediately following the end thereof:

This license from Regeneron to Adicet in this Section 5.1(a)(ii) for Adicet Royalty Products is only for Adicet Royalty Product that is an ICP [***] comprising of at least [***] human immune gamma delta T cells (“Gamma Delta ICP”). For clarity, Regeneron grants no rights to Adicet under this Section 5.1(a)(ii) under the Regeneron IP to ICPs other than Gamma Delta ICPs.

1.12 The first sentence of Section 5.1(d)(i) of the Agreement is amended to read in full as follows:

During the Target Selection Term and thereafter until [***], Regeneron hereby grants to Adicet: (A) a worldwide non-exclusive license, without the right sub-license, to use the Class 1 Licensed Mice or Class 2 Licensed Mice set forth on Schedule 3 to generate and the Class 3 Licensed Mice to test (but not generate) (i) during the Target Selection Term, Mice Derived Adicet Targeting Moieties against up to [***]Non-Collaboration Targets, except that without limiting Adicet’s exclusivity obligations in Article 4, the foregoing limitation shall not apply to Class 3 Licensed Mice and (ii) thereafter until [***], Mice Derived Adicet Targeting Moieties against Non-Collaboration Targets; and (B) a worldwide non-exclusive license with the right to sublicense to make, use and import the Mice Derived Adicet Targeting Moieties generated or tested pursuant to clause (i) of this Section 5.1(d)(i)(A) and Mice Derived Adicet Targeting Moieties described in the second sentence of Section 1.92 (i) to develop, make, have made, use and import Mice Derived Adicet ICP Products, (ii) to offer for sale and sell Mice Derived Adicet ICP Products in Finished Product Form, and (iii) to sell or transfer Mice Derived Adicet ICP Products (other than in Finished Product Form) solely to its Affiliates or sublicensees for such Affiliates’ or sublicensees’ developing, making, having made, using and importing Mice Derived Adicet ICP Products, and offering for sale or selling Mice Derived Adicet ICP Products in Finished Product Form, in each case during the Term, in accordance with the terms of this Agreement, anywhere in the world and for no other purpose.

1.13 Section 5.1(d)(ii) is amended to add the following sentence immediately following the end thereof:

The provisions of this Section 5.1(d)(ii) shall not apply to any Mice Derived Adicet Targeting Moiety described in the second sentence of Section 1.92.

1.14 Section 5.4 is amended to add the following sentence immediately following the end thereof:

For clarity, Regeneron grants no rights to Adicet under Section 5.1(a)(ii) under the Regeneron IP to ICPs other than Gamma Delta ICPs.

1.15 Section 14.2 of the Agreement is amended and restated to read in full as follows:

14.2 Research Program Funding. Unless the Research Program is terminated pursuant to Section 2.2, (a) Regeneron shall pay Adicet an annual research funding fee of five million Dollars ($5,000,000) on each of the first and second anniversaries of the Effective Date, (b) Regeneron shall pay Adicet the additional one-time fee of [***] upon the filing of the first IND for a Collaboration ICP, provided that such IND filing occurs on or before [***]; and (c) Regeneron shall pay Adicet the additional one-time fee of [***] upon the designation by Adicet of a second Collaboration ICP as a clinical product candidate hereunder meeting the candidate declaration criteria set forth on Schedule 7 and the request by Adicet of a meeting with a Regulatory Authority regarding such ICP, provided that such designation and request occurs on or before [***]. Adicet shall submit to Regeneron an invoice for each payment and Regeneron shall remit payment by the later of the date specified in the preceding sentence or ten (10) Business Days after receipt of such invoice, except that if the milestone in clause (c) in the previous sentence is achieved prior to [***], Regeneron shall not be obligated to make the payment associated with such milestone until [***]. Adicet shall use the research funding fees it receives from Regeneron pursuant to this Section 14.2 to fund activities related to the Research Program.

1.16 The first sentence of Section 14.3(a) is amended to read in full as follows:

For each Quarter during the applicable Royalty Term, Adicet shall pay non-refundable, non-creditable royalties to Regeneron on Net Sales of Adicet Royalty Products or Mice Derived Adicet ICP Product incorporating a Mice Derived Adicet Targeting Moiety covered by the second sentence of Section 1.92 during such Quarter (and for clarity, Section 14.6 shall not apply), on a Collaboration Target-by-Collaboration Target basis, equal to the following percentage of Net Sales:

1.17 The Agreement is amended to add Section 16.1(g), immediately following 16.1(f):

(g) With respect to a Mice Derived Adicet ICP Product incorporating a Mice Derived Adicet Targeting Moiety covered by the second sentence of Section 1.92 (and for clarity, Section 16.1(b) shall not apply) Regeneron shall continue to own all right, title and interest in such Mice Derived Adicet Targeting Moiety and Adicet shall have no rights under this Article 16 with respect thereto;

1.18 Section 16.4(h) of the Agreement is amended and restated to read in full as follows:

(h) In the event there is a Product Infringement where (i) at the time of notice of such Product Infringement, a Party or its Affiliate or licensee is developing or selling a product that is not a Product and which is covered by one or more of the potentially infringed Patents involved in the Product Infringement, and (ii) such Party reasonably believes the pursuit of such litigation with respect to such Product Infringement is reasonably likely to have a material adverse effect on such other product, then (A) such Party, upon notice to the other Party, shall have the right not to pursue litigation with respect to such Product Infringement or shall have the right to require the other Party not to pursue litigation with respect to such Product Infringement, and (B) the other Party shall not have any rights to assume the Lead Litigation Party status with respect to such Product Infringement or to otherwise pursue such Product Infringement, and thereafter the potentially infringed Patents involved in the Product Infringement shall no longer be considered for purposes of calculating the Royalty Term for any Product.

1.19 The Agreement hereby is amended to add Schedule 7, in the form attached hereto as Schedule 7, immediately following Schedule 6.

2. Miscellaneous.

2.1 This Amendment shall be effective for all purposes as of the Amendment Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

2.2 This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

2.3 This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

2.4 The effectiveness of this Amendment is contingent upon Regeneron investing at least ten million Dollars ($10,000,000) in the next Qualified Financing (as defined in the Side Letter Agreement dated as of July 29, 2016 between the Parties) by Adicet under the terms that are generally consistent with the term sheet attached hereto as Exhibit A, including that existing investors of Adicet other than Regeneron invest at least $20,000,000 and new investors invest at least $10,000,000, provided that the applicable Qualified Financing Stock Purchase Agreement (as defined in the Side Letter Agreement dated as of July 29, 2016 between the Parties) is signed by Adicet and all investors therein (other than Regeneron) an closes by October 15, 2019 (and only if an initial closing occurs by then, such conditions are met by the initial closing) . If the conditions set forth in the previous sentence are met, but Regeneron fails to so invest in accordance with the previous sentence, then at the time of closing such round of equity financing by Adicet, this Amendment automatically shall terminate and be void ab initio.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date first set forth above.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Nouhad Husseini
Name:	Nouhad Husseini
Title:	VP, Business Development

ADICET BIO, INC.

By:	/s/ Anne Altmeyer
Name:	Anne Altmeyer
Title:	Chief Business Officer

SCHEDULE 7

CANDIDATE DECLARATION CRITERIA

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EXHIBIT A

SERIES B TERM SHEET ATTACHED

[ATTACHED]